================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _____ )*


                        Dynavax Technologies Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    268158102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]   Rule 13d-1(b)
    [ ]   Rule 13d-1(c)
    [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                           ==================
CUSIP NO. 268158102                   13G                     PAGE 2 OF 17 PAGES
===================                                           ==================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Forward Ventures III, L.P.
      I.R.S. Identification No. 33-0720306
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,643,176 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,643,176 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,643,176 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.7%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================

===================                                           ==================
CUSIP NO. 268158102                   13G                     PAGE 3 OF 17 PAGES
===================                                           ==================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Forward Ventures III Institutional Partners, L.P.
      I.R.S. Identification No. 33-0741913
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,643,176 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,643,176 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,643,176 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.7%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================

===================                                           ==================
CUSIP NO. 268158102                   13G                     PAGE 4 OF 17 PAGES
===================                                           ==================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Forward III Associates, L.L.C.
      I.R.S. Identification No. 33-0720303
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,643,176 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,643,176 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,643,176 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.7%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================

===================                                           ==================
CUSIP NO. 268158102                   13G                     PAGE 5 OF 17 PAGES
===================                                           ==================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Forward Ventures IV, L.P.
      I.R.S. Identification No. 33-0910769
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,643,176 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,643,176 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,643,176 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.7%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================

===================                                           ==================
CUSIP NO. 268158102                   13G                     PAGE 6 OF 17 PAGES
===================                                           ==================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Forward Ventures IV B, L.P.
      I.R.S. Identification No. 33-0913162
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,643,176 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,643,176 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,643,176 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.7%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================

===================                                           ==================
CUSIP NO. 268158102                   13G                     PAGE 7 OF 17 PAGES
===================                                           ==================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Forward IV Associates, LLC
      I.R.S. Identification No. 33-0908667
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,643,176 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,643,176 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,643,176 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.7%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================

===================                                           ==================
CUSIP NO. 268158102                   13G                     PAGE 8 OF 17 PAGES
===================                                           ==================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Standish M. Fleming
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,643,176 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,643,176 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,643,176 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.7%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
================================================================================

===================                                           ==================
CUSIP NO. 268158102                   13G                     PAGE 9 OF 17 PAGES
===================                                           ==================

================================================================================
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Ivor Royston, M.D.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0 shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,643,176 shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0 shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,643,176 shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,643,176 shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     [_]

----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.7%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
================================================================================

===================                                          ===================
CUSIP NO. 268158102                   13G                    PAGE 10 OF 17 PAGES
===================                                          ===================


                                  Schedule 13G


Item 1(a).   Name of Issuer:
             --------------
             Dynavax Technologies Corporation


Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------
             2929 Seventh Street, Suite 100, Berkeley, CA 94710

Item 2(a).   Names of Persons Filing:
             -----------------------
             (1) Forward Ventures III, L.P.; (2) Forward Ventures III Institutional Partners, L.P.; (3) Forward III Associates, L.L.C. (the sole general partner of Forward Ventures III, L.P. and Forward Ventures III Institutional Partners, L.P.); (4) Forward Ventures IV, L.P.; (5) Forward Ventures IV B, L.P.; (6) Forward IV Associates, LLC (the sole general partner of Forward Ventures IV, L.P. and Forward Ventures IV B, L.P.); and (7) each of Standish M. Fleming and Ivor Royston, M.D. (the managing members of each of Forward III Associates, L.L.C. and Forward IV Associates, LLC).

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             -----------------------------------------------------------
             The address of the principal business office of each of Forward Ventures III, L.P., Forward Ventures III Institutional Partners, L.P., Forward III Associates, L.L.C., Forward Ventures IV, L.P., Forward Ventures IV B, L.P., Forward IV Associates, LLC, Standish
             M. Fleming and Ivor Royston, M.D. is 9393 Towne Centre Drive, Suite 200, San Diego, CA 92121.

Item 2(c).   Citizenship:
             -----------
             Forward Ventures III, L.P. is a limited partnership organized under the laws of the State of Delaware. Forward Ventures III Institutional Partners, L.P. is a limited partnership organized under the laws of the State of Delaware. Forward III Associates, L.L.C. is a limited liability company organized under the laws of the State of Delaware. Forward Ventures IV, L.P. is a limited partnership organized under the laws of the State of Delaware. Forward Ventures IV B, L.P. is a limited partnership organized under the laws of the State of Delaware. Forward IV Associates, LLC is a limited liability company organized under the laws of the State of Delaware. Each of Standish M. Fleming and Ivor Royston, M.D. is a United States citizen.

Item 2(d).   Title of Class of Securities:
             ----------------------------
             Common Stock, $0.001 par value.

Item 2(e).   CUSIP Number:
             ------------
             268158102

Item 3.      If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b)
             -----------------------------------------------------------------
             or (c), check whether the person filing is a:
             --------------------------------------------

             (a)   [ ] Broker or Dealer registered under Section 15 of the
                       Securities Exchange Act of 1934 (the "Act").

             (b)   [ ] Bank as defined in Section 3(a)(6) of the Act.

             (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the
                       Act.

===================                                          ===================
CUSIP NO. 268158102                   13G                    PAGE 11 OF 17 PAGES
===================                                          ===================

             (d)   [ ] Investment Company registered under Section 8 of the
                       Investment Company Act of 1940.

             (e)   [ ] An investment adviser in accordance with Rule 13d-1(b)(1)
                       (ii)(E).

             (f)   [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g)   [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

             (h)   [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

             (i)   [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             Not Applicable.

Item 4.      Ownership.
             ---------

             (a) Amount Beneficially Owned:

                    As of December 31, 2004, Forward Ventures III, L.P. was the record holder of 121,880 shares of Common Stock. As of December 31, 2004, Forward Ventures III Institutional Partners, L.P. was the record holder of 461,553 shares of Common Stock. As of December 31, 2004, Forward Ventures IV, L.P. was the record holder of 976,925 shares of Common Stock. As of December 31, 2004, Forward Ventures IV B, L.P. was the record holder of 82,818 shares of Common Stock (such 1,643,176 shares of Common Stock to be referred to collectively as the "Record Shares"). By virtue of the affiliate relationship among Forward Ventures III, L.P., Forward Ventures III Institutional Partners, L.P., Forward III Associates, L.L.C., Forward Ventures IV, L.P., Forward Ventures IV B, L.P. and Forward IV Associates, LLC,
                    Forward III Associates, L.L.C. and Forward IV Associates, LLC may be deemed to own beneficially all of the Record Shares. In their capacities as individual managing members of Forward III Associates, L.L.C. and Forward IV Associates, LLC, Standish M. Fleming, and Ivor Royston, M.D. may be deemed to own beneficially all of the Record Shares.

                    Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of its pecuniary interest therein, if any, of any shares of Common Stock of Dynavax Technologies Corporation, except in the case of Forward Ventures III, L.P., Forward Ventures III Institutional Partners, L.P., Forward Ventures IV, L.P. and Forward Ventures IV B, L.P., for the 121,880, 461,553, 976,925 and
                    82,818 shares which they respectively hold of record.

===================                                          ===================
CUSIP NO. 268158102                   13G                    PAGE 12 OF 17 PAGES
===================                                          ===================

             (b) Percent of Class:

                    Forward Ventures III, L.P.:  6.7%
                    Forward Ventures III Institutional Partners, L.P.: 6.7% Forward III Associates, L.L.C.: 6.7%
                    Forward Ventures IV, L.P.:  6.7%
                    Forward Ventures IV B, L.P.:  6.7%
                    Forward IV Associates, LLC:  6.7%
                    Standish M. Fleming:  6.7 %
                    Ivor Royston, M.D.:  6.7%

The foregoing percentages are calculated based upon the 24,627,146 shares of Common Stock of Dynavax Technologies Corporation outstanding as of December 31, 2004, based on information provided by the Issuer.

             (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote:

                        Not Applicable

                    (ii) shared power to vote or to direct the vote:

                        Forward Ventures III, L.P.: 1,643,176 shares
                        Forward Ventures III Institutional Partners, L.P.:
                          1,643,176 shares
                        Forward III Associates, L.L.C.: 1,643,176 shares Forward Ventures IV, L.P.: 1,643,176 shares Forward Ventures IV B, L.P.: 1,643,176 shares Forward IV Associates, LLC: 1,643,176 shares Standish M. Fleming: 1,643,176 shares
                        Ivor Royston, M.D.: 1,643,176 shares

                    (iii) sole power to dispose or direct the disposition of:
                        Not Applicable

                    (iv) shared power to dispose or direct the disposition of:

                        Forward Ventures III, L.P.: 1,643,176 shares
                        Forward Ventures III Institutional Partners, L.P.:
                          1,643,176 shares
                        Forward III Associates, L.L.C.: 1,643,176 shares Forward Ventures IV, L.P.: 1,643,176 shares Forward Ventures IV B, L.P.: 1,643,176 shares Forward IV Associates, LLC: 1,643,176 shares Standish M. Fleming: 1,643,176 shares
                        Ivor Royston, M.D.: 1,643,176 shares

===================                                          ===================
CUSIP NO. 268158102                   13G                    PAGE 13 OF 17 PAGES
===================                                          ===================


Item 5.      Ownership of Five Percent or Less of a Class.
             --------------------------------------------
             Not Applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.
             ---------------------------------------------------------------
             Not Applicable.

Item 7.      Identification and Classification of the Subsidiary which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on By the Parent Holding Company.
             ------------------------------------------------------------
             Not Applicable.

Item 8.      Identification and Classification of Members of the Group.
             ---------------------------------------------------------
             Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

Item 9.      Notice of Dissolution of Group.
             ------------------------------
             Not Applicable.

Item 10.     Certification.
             -------------
             Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

===================                                          ===================
CUSIP NO. 268158102                   13G                    PAGE 14 OF 17 PAGES
===================                                          ===================


                                    SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 10, 2005

FORWARD VENTURES III, L.P.

By: Forward III Associates, L.L.C.

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member


FORWARD VENTURES III INSTITUTIONAL PARTNERS, L.P.

By: Forward III Associates, L.L.C.

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member


FORWARD III ASSOCIATES, L.L.C.

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member


FORWARD VENTURES IV, L.P.

By: Forward IV Associates, LLC

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member

===================                                          ===================
CUSIP NO. 268158102                   13G                    PAGE 15 OF 17 PAGES
===================                                          ===================


FORWARD VENTURES IV B, L.P.

By:  Forward IV Associates, LLC

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member


FORWARD IV ASSOCIATES, LLC

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member


/s/ Standish M. Fleming
------------------------
Standish M. Fleming


/s/ Ivor Royston, M.D.
------------------------
Ivor Royston, M.D.

===================                                          ===================
CUSIP NO. 268158102                   13G                    PAGE 16 OF 17 PAGES
===================                                          ===================


                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Dynavax Technologies Corporation.

        EXECUTED this 10th day of February, 2005.



FORWARD VENTURES III, L.P.

By: FORWARD III ASSOCIATES, L.L.C.

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member


FORWARD VENTURES III INSTITUTIONAL PARTNERS, L.P.

By: FORWARD III ASSOCIATES, L.L.C.

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member


FORWARD III ASSOCIATES, L.L.C.

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member


FORWARD VENTURES IV, L.P.

By: Forward IV Associates, LLC

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
                Managing Member

===================                                          ===================
CUSIP NO. 268158102                   13G                    PAGE 17 OF 17 PAGES
===================                                          ===================

FORWARD VENTURES IV B, L.P.

By: Forward IV Associates, LLC

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member


FORWARD IV ASSOCIATES, LLC

            By: /s/ Standish M. Fleming
               ---------------------------
               Standish M. Fleming
               Managing Member


/s/ Standish M. Fleming
------------------------
Standish M. Fleming

/s/ Ivor Royston, M.D.
------------------------
Ivor Royston, M.D.